Exhibit 10.15

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement’) is entered into and made effective as of May 12, 2009 (the “Effective Date”), by and between Prospect Medical Holdings, Inc., a Delaware corporation (“Company” or “Employer”), and Samuel S. Lee, an individual (“Executive”).

WHEREAS, Executive and Alta Hospitals System, LLC (“Alta”) entered into that certain Executive Employment Agreement, dated August 8, 2007 (the “Original Agreement”), as a condition to the closing of the transactions under that certain Agreement and Plan of Reorganization, dated as of July 25, 2007, (the “Reorganization Agreement”), among Company, Alta (as the merger subsidiary), Alta Healthcare System, Inc. (“Former Alta”), and the shareholders of Former Alta (capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Reorganization Agreement);

WHEREAS, the Original Agreement was amended by that certain First Amendment to Executive Employment Agreement, dated March 19, 2008 (the “First Amendment”), by and among Company, Alta and Executive, which amendment principally provided that, in addition to his positions and duties held with Alta, Executive also serves as the Chief Executive Officer of Company;

WHEREAS, the Original Agreement (as amended by the First Amendment) was further amended by that certain Second Amendment to Executive Employment Agreement, dated July 8, 2008 (the “Second Amendment”), by and among Company, Alta and Executive, which amendment principally provided for a new base salary for Executive and a one-time “Turnaround Services Bonus;” and

WHEREAS, the Original Agreement (as amended by the First and Second Amendments) was further amended by that certain Third Amendment to Executive Employment Agreement, dated February 12, 2009 (the “Third Amendment”), by and among Company and Executive, which  amendment provided for a new base salary for Executive, a PMH EBITDA based bonus, and a discretionary bonus; and

WHEREAS, the parties hereto deem it to be in their best interests to amend and restate the Original Agreement (as amended by the First, Second, and Third Amendments) in its entirety and to, therefore, adopt this Agreement to govern their respective rights and obligations in connection with the subject matter hereof;

NOW, THEREFORE, the parties agree as follows:

1.             TERM OF EMPLOYMENT.  Company hereby employs Executive and Executive accepts such employment, upon the terms and conditions set forth herein, for a term commencing as of August 8, 2007, and ending on August 7, 2012, unless terminated in accordance with the termination provisions of Section 5 below (the “Term”).

2.             DUTIES.  During the Term, Executive shall be Chief Executive Officer of Company, and until a suitable replacement is found, Company’s wholly-owned subsidiary, Alta.  During the Term, Executive shall also serve, without additional compensation, as a director and/or officer of such other subsidiaries or affiliates of Company as he or Company’s Board of Directors deems appropriate.

3.             NECESSARY SERVICES.

a.             Performance of Duties.  Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be assigned to him hereunder.  Such duties shall be of a kind that are typically assigned to, and reasonably commensurate with, the position of Chief Executive Officer of a similar size company within the same industry as Company.  Executive acknowledges that the Board of Directors of Company shall assign his duties as Chief Executive Officer of Company and, in the case of Executive’s position as Chief Executive Officer of Alta, the Board of Directors of Company and/or the Manager(s) of Alta, shall assign such tasks to Executive which are commensurate with such position.

b.             Faithful and Diligent Performance.  During the Term, Executive agrees to devote such time, energy, skill and efforts to the performance of his duties hereunder as are necessary to allow Executive to faithfully and diligently further the business and interests of the Company; provided, however, that Executive’s obligations hereunder shall not preclude Executive from (i) working or involving himself in any other business venture so long as it does not materially detract from Executive’s ability to provide services to the Company and any directorships or committee positions he is then serving under the terms of this Agreement (including not conflicting with the provisions of Subsection (c) below)); or (ii) engaging in additional activities in connection with personal investments and/or community affairs that are not inconsistent with his duties hereunder, including serving on boards of directors of non-competing businesses or entities.  Executive currently resides and may at his discretion continue to reside in Los Angeles County, California (the “County”).  Company shall not relocate Executive to another location outside of the County without his prior written consent.

c.             Services by Executive.  Executive agrees that, during the period of his employment, Executive shall provide personal services to the Company or affiliated entities of the Company pursuant to this Agreement, and Executive will not, within the California counties of Los Angeles, San Bernardino and Orange, without the prior written consent of Employer, acting through its Board of Directors (which consent may be granted or withheld in the sole and absolute discretion of Company), individually or in any combination, directly or indirectly, as an owner, shareholder, director, officer, trustee, partner, associate, consultant, principal, agent, contractor, employee or otherwise:

i.              engage, participate in, form, contract, aid, or hold any interest in an independent physician association (“IPA”) or managed care organization (including but not limited to an HMO, PPO, or self-insured employer plan), or otherwise engage in any business with an IPA or managed care organization (including but not limited to an HMO, PPO, or self-insured employer plan), which is, or as of Executive’s engagement or participation, would become, competitive with any aspect of the business or operations of the Company or its affiliates ( a “Competing Business”);

ii.             engage in the Restricted Activities in the Territory, as set forth in Section 8.9 of the Reorganization Agreement (subject to Section 8.9(b) thereof).

4.             COMPENSATION.

a.             Base Salary.  Company shall pay Executive an annual base salary of Nine Hundred Fifty Thousand Dollars ($950,000 per annum) (the “Base Salary”), effective retroactively as of April 1, 2009.  Payments shall be made in periodic installments in accordance with the normal payroll practices of Company, as such may be changed from time to time; provided, however, that in order to give retroactive effect to Executive’s Base Salary as of April 1, 2009, Executive’s next regularly scheduled Base Salary payment installment shall be adjusted to include such additional amounts as may be necessary to account for the difference between the aggregate payments actually received by Executive in all periodic payments made subsequent to October 1, 2008 and the aggregate payments which would have been received by Executive in such periodic payments had such payments reflected the foregoing Base Salary as of April 1, 2009.  The Base Salary may be increased but not decreased.

b.             Employee Benefits.  Executive shall be entitled to participate in all of the employee benefit and fringe benefit plans and programs available to other executive employees of Company, as such may be changed from time to time.  Company retains the right to modify or eliminate such plans and programs as well.

c.             Deductions and Withholding.  Executive hereby agrees that Employer may deduct and withhold from the compensation payable to Executive hereunder any amounts of money required to be deducted or withheld by Employer under the provisions of any and all applicable local, state or federal statutes or regulations or any amendments thereto hereafter enacted requiring the withholding or deducting of compensation.

d.             Equity Incentive Plan.  Executive shall be eligible to participate in any executive equity incentive plan adopted by the Compensation Committee and/or Board of Directors of Company.

e.             Annual Bonus.  Executive shall be entitled to receive, on an annual basis, a bonus determined in accordance with criteria regarding the attainment of certain EBITDA targets by Employer, which criteria and targets shall be established by the Compensation Committee of the Board of Directors of Company for each fiscal year.

i.              EBITDA Definition.  For purposes of this Agreement, the phrase “EBITDA” shall mean earnings as reported by the Company before interest, taxes, depreciation and amortization.  In connection with the EBITDA Based Bonus, EBITDA shall be solely derived from the operation of the Hospital Services segment and IPA management segment, excluding allocations of expenses paid directly by Company, other than such expenses as Company and Executive, in their reasonable good faith judgment, agree are being paid by Company for the benefit of the reporting segments.

ii.             Partial Year.  For any partial year (i.e., a year in which, due to the expiration or termination of this Agreement, Executive does not serve as an employee of Company for the entire year), then the EBITDA of Company as of the last fiscal quarter ending prior to the date of expiration or termination of this Agreement shall be annualized for purposes of determining whether any bonuses are payable to Executive with respect to such year and, if any such bonus is payable (i.e., if the EBITDA of Company, as so annualized, satisfies the applicable required EBITDA Amount for such year) then Executive shall be entitled to a pro-rata portion of the Bonus Amount, calculated as (x) the applicable Bonus Amount multiplied by (y) a fraction, the numerator of which is the number of days elapsed in such year as of the date of expiration or termination of this Agreement, and the denominator of which is 365.

iii.            EBITDA Calculation.  Each Annual Bonus shall be deemed to vest and accrue at the end of the last day of the fiscal year for which it is earned.  Each Annual Bonus shall be paid as soon as practicable following the completion and filing of the Company’s year end fiscal audit, and subject to the certification of the Chief Financial Officer of the Company and approval of the Compensation Committee of Company’s Board of Directors.

f.              Discretionary Bonus.  Executive shall be eligible for discretionary bonuses (each, a “Discretionary Bonus”) at such times and in such amounts, if any, as determined in the sole discretion of the Compensation Committee of Company’s Board of Directors.

g.             Vacation.  During the Term, Executive shall be entitled to four (4) weeks paid vacation each year in accordance with the vacation policies of Company.

5.             TERMINATION.

a.             Termination by Company For Cause And Other Specified Events.  Executive’s employment with Company may be terminated by Employer upon any of the events specified below:

i.              Upon the death of Executive, or (at the election of Company, upon 30 days’ prior written notice to Executive) the permanent disability of Executive, “permanent disability” being defined as any continuous loss of one-half (½) or more of the time spent by Executive in the usual daily performance of his duties as a result of physical or mental illness for a continuous period in excess of ninety (90) days; provided, however, that the “permanent disability” of Executive shall be determined by a medical doctor selected by written agreement of Company and Executive upon the request of either party by written notice to the other.  If Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a permanent disability.  The determination of the medical doctor selected under this Section 5(a)(i) will be binding on both parties.

ii.             At the election of Company upon the dismissal of Executive by Company for Cause.  For purposes of this Agreement, “Cause” shall be deemed to exist if Executive: (1) materially breaches this Agreement, which breach is not remedied by Executive within thirty (30) days after receipt of written notice from Company that specifies in reasonable detail the nature of such breach; provided, however, that if such breach cannot be reasonably remedied within such 30-day period, Executive shall be given a reasonable period of time thereafter for cure purposes; (2) is convicted of a felony; (3) engages in one or more acts involving fraud or serious moral turpitude that materially adversely affects the Company; or (4)

misappropriates assets or engages in gross misconduct that materially adversely affects the Company.  Termination under this subparagraph shall be effective immediately upon written notice by Company.

b.             Compensation Following Termination For Cause And Other Specified Events.  In the event Company’s employment is terminated pursuant to Subsection (a) above, Company shall pay to Executive the portion of the total amount of the Base Salary earned through the date of termination and the pro-rata portion of any EBITDA Bonus earned for the period commencing on the first day of the then current year and ending on the date of termination (and any EBITDA Bonus or Discretionary Bonus owed for the prior year but not yet paid).  In addition, Executive shall be paid any vacation, PTO, or other compensation that has accrued pursuant to Company’s written policies but has not been used, plus any amount of reimbursement for reasonable business expenses incurred by Executive through the date of termination in accordance with Section 6 hereof.  Otherwise, Company shall have no obligation to make payments to, or bestow benefits upon, Executive following the date of termination.

c.             Termination by Company Without Cause.  Notwithstanding the above-stated provisions, Company retains the right to terminate Executive’s employment “at-will,” either with or without cause and in its sole discretion; provided, however, that if Company elects to exercise its right to terminate without cause under this provision, Company shall promptly pay to Executive (as soon as possible, but in no event later than 2.5 months after the end of the calendar year in which such termination occurs), via wire transfer of immediately available funds to an account designated by Executive, an aggregate lump sum amount (the “Severance Amount”) equal to the sum of (i) his Base Salary for a period commencing on the date of termination and ending on the date which is three (3) years following the date of termination; (ii) the aggregate amount of any vacation, PTO, or other compensation that has accrued pursuant to Employer’s written policies but has not been used as of the date of termination; (iii) the pro-rata portion of the EBITDA Bonuses earned for the period commencing on the first day of the then current year and ending on the date of termination (and any EBITDA Bonus or Discretionary Bonus owed for the prior year but not yet paid); and (iv) any amount of reimbursement for reasonable business expenses incurred by Executive through the date of termination in accordance with Section 6 hereof.  Except as otherwise provided in this Section 5(c), Company shall have no obligation to make payments to, or bestow benefits upon, Executive following the date of termination.

d.             Termination by Executive for Good Reason.  Notwithstanding anything in this Agreement to the contrary, Executive may terminate his employment hereunder at any time during the Term for Good Reason (as hereinafter defined) upon written notice to Employer of the occurrence of a breach enumerated below and the failure of Company to timely cure such breach.  For purposes of this Agreement, the term “Good Reason” means (i) Company’s material breach of this Agreement; (ii) a change in Executive’s title, responsibilities or duties to a materially lesser status or degree than his title, responsibilities or duties as of the Effective Date; (iii) a failure by Company to make any payment to Executive when due; (iv) the relocation of Company’s principal executive offices outside of Los Angeles County or any other action by Employer which breaches or otherwise deprives Executive of his rights under Section 3(b) hereof; or (v) any substantial, adverse change or termination of the benefits provided to Executive hereunder.  Company shall remedy any breach within thirty (30) days after receipt of written notice from Executive that specifies in reasonable detail the nature of such breach; provided, however, that if such breach cannot be reasonably remedied within such 30-day period,

Company shall be given a reasonable period of time thereafter for cure purposes.  In the event that Executive terminates his employment hereunder for Good Reason pursuant to this Section 5(d), Company shall promptly pay (as soon as possible, but in no event later than 2.5 months after the end of the calendar year in which such termination occurs) to Executive the Severance Amount via wire transfer of immediately available funds to an account designated by Executive.

e.             Return of Company’s Property.  Upon expiration of this Agreement, or in the event Executive’s employment is terminated for any reason during the Term of this Agreement, Company may, at its option, require Executive to vacate his offices immediately, and to cease all activities on Company’s behalf.  Executive agrees that upon receiving notice of termination of his employment in any manner, he will immediately deliver to Company all notebooks, brochures, documents, memoranda, reports, price lists, files, invoices, purchase orders, books, correspondence, customer lists, or other written or graphical records, and the like, primarily relating to the business or work of Employer, which are or have been in his possession or under his control.  Executive hereby expressly acknowledges that all such materials referenced above are the property of Company.

6.             EXPENSES.  Company shall pay for or reimburse Executive for all properly documented reasonable business expenses incurred or paid for by Executive in the performance of his duties hereunder, including expenditures for travel, mileage and other authorized expenses, subject to such written policies or guidelines and/or requirements for verification as Company may, in its sole and absolute discretion, establish.

7.             CONFIDENTIALITY AND TRADE SECRETS.

a.             Confidential Information.  Executive shall keep in strictest confidence all information relating to the business, affairs, customers and suppliers of the Company, or their parent or affiliates (collectively hereinafter referred to as “Trade Secrets”), including, among other things but without limitation, the Company’s cost of performing services, pricing formulae, methods or procedures, and customer lists, which Executive may acquire during the performance of his services and duties hereunder and which is not otherwise generally known to the public.  Executive acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the Company and the Company would not enter into this contract of employment and such information would not be made available to Executive in Executive’s fiduciary capacity unless the Company were assured that all such information will be used for the exclusive benefit of the Company.  Accordingly, during the term of this Agreement, and at all times thereafter, Executive shall not publish, communicate, divulge, disclose or use, whether or not for his own benefit, any such information without the prior written consent of Company, except (i) in the course of performing his duties hereunder; (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iii) where required to be disclosed by applicable law, court order, subpoena or other government process.

b.             Solicitation of Employees, Contractors, Customers and Clients.  Executive acknowledges that important factors in the Company’s business and operations are the loyalty and good will of its employees.  Executive further agrees that information as to the identies, responsibilities and capabilities of the Company’s employees, their salaries and benefits, and the other terms of their employment is confidential and proprietary to the Company and constitutes its valuable trade secrets.  In addition, Executive aagrees that the information described in

Section 7.a. above, including but not limited to information concerning the Company’s customers, clients (including, without limitation, third party payors) and contractors, constitute the Company’s valuable trade secrets.  Accordingly, Executive agrees that both during the Term and for a period of one year following the expiration or termination of this Agreement, he will not (i) solicit for hire, or induce any party to solicit for hire, any persons whose identities Executive learned as a result of Executive’s employment with the Company, who are either  employees of the Company or are independent contractors or affiliates of independent contractors of the Company since the Effective Date; provided, however, that the foregoing limitation shall not apply to any general solicitation that is not specifically targeted to the Company’s employees, physicians or contractors, (ii) solicit any customers or clients of the Company (including, without limitation, any third party payors) on behalf of a Competing Business within the California counties of Los Angeles, San Bernardino and Orange; or (iii) solicit or induce any party to solicit, any contractors of the Company or the Company’s affiliates to enter into the same or a similar type of contrat with any Competing Business within the California counties of Los Angeles, San Bernardino and Orange.

c.             Ongoing Obligation.  In the event the provisions in this Section 7 are more restrictive than permitted by the laws of the jurisdiction in which enforcement of this provision is sought, such provisions shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.             REMEDY FOR BREACH.  Executive acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, which gives this Agreement a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Executive of the provisions of this Agreement will cause the Company irreparable injury.  It is, therefore, expressly acknowledged that this Agreement may be enforced by injunction and other equitable remedies, without bond.  Such relief shall not be exclusive, but shall be in addition to any other rights or remedies the Company may have for such breach, and the Company shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred by reason of any breach of the covenants of this Agreement.

9.             MANDATORY ARBITRATION.

9.1           Executive and the Company agree that any and all claims, disputes, and/or controversies that they may have against the other, arising from or relating to, this Agreement or the Executive’s employment with the Company, shall be submitted to, and determined exclusively by, binding arbitration; provided, however, that this Agreement shall not preclude any party from seeking injunctive relief in a court of competent jurisdiction.  Arbitration shall be conducted by Judicial Arbitration & Mediation Services (“JAMS”), held in Los Angeles County, California, pursuant to the California Arbitration Act and under the Employment Arbitration Rules and Procedures of JAMS that are in effect at the time an action is initiated.  Included within the scope of this agreement are all disputes, whether based on tort, contract, statute (including, but not limited to, any claims of discrimination, harassment, or retaliation, whether based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other state or federal law or regulation), equity, or otherwise, with the exception of claims arising under the National Labor Relations Act (which are brought under the auspices of the National Labor Relations Board), claims for medical and disability benefits under the California Workers’ Compensation Act, claims administered under the Employment Development Department, or as otherwise required by state or federal law.

9.2           The arbitration shall be conducted by a single arbitrator.  The arbitrator selected shall be a neutral and qualified individual from a list provided by the JAMS in accordance with its Employment Arbitration Rules, and shall be mutually agreed upon by the parties.  The arbitrator shall apply the rules of evidence under the California Evidence Code, and all rights to resolution of the dispute by means for motions for summary judgment, judgment on the pleadings and judgment under Code of Civil Procedure Section 631.8, shall apply and be observed by the arbitrator.  The parties hereto shall have adequate opportunity and procedures for discovery, including such written discovery, depositions, exchange of documents, and subpoenas, as permitted by the arbitrator, and in keeping with the goal of fast, efficient, and cost-effective dispute resolution

9.3           Resolution by the arbitrator of any submitted dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis other than such controlling law.  The arbitrator shall have the authority to grant any relief that would be available to any party in a court of competent jurisdiction, but may not create remedies that would be unavailable in court.  The arbitrator shall make his or her decision in writing at the earliest convenient date.  The award issued by the arbitrator shall include the arbitrator’s reasoned opinion, including a statement of facts and reasons for the decision.  To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding on the parties to this Agreement and not be subject to appeal.

9.4           The Company shall be responsible for all costs that are unique to arbitration, including arbitration forum costs.  Subject to the foregoing, all other fees and expenses of the arbitration (including reasonable attorneys’ fees) or any action to enforce an arbitration award hereunder, shall be paid by the party or parties that do not prevail in such arbitration.

9.5.          The parties agree that all facts and information relating to any arbitration arising under this Agreement shall be kept confidential to the extent possible.  The parties agree that all documents filed with any court or tribunal in connection with the resolution of any dispute hereunder shall be filed under seal to the extent possible.  The parties further agree and acknowledge that a claim for breach of the agreement to maintain confidentiality shall not provide an adequate remedy and acknowledge that a claim for specific performance or injunctive relief is appropriate, which shall not require security, bond or proof of actual damages.

9.6           The parties shall have the right to enforce this Section 9 in a court of competent jurisdiction.  The parties waive, for themselves and for any person or entity acting on behalf of or otherwise claiming through them, any right they may otherwise have to resolve claims by a court or by a jury, except as necessary to enforce an award rendered in arbitration, to enforce this Section 7, and to seek injunctive or other equitable relief.

10.           ATTORNEYS’ FEES.  In the event of any dispute (including but not limited to actions, suit, or arbitration) between the parties hereto in connection with this Agreement or Executive’s employment with Company or termination thereof, or to enforce any provision or right hereunder, the prevailing party shall be entitled to an award of all costs and expenses incurred in connection therewith, including but not limited to reasonable attorneys’ fees incurred by the prevailing party.

11.           GENERAL PROVISIONS.

a.             The failure of Company at any time to enforce performance by Executive of any provisions of this Agreement shall in no way affect Company’s rights thereafter to enforce the same, nor shall the waiver by Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

b.             This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of Company; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Executive hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Executive may not assign either the benefits or the obligations of this Agreement.

c.             Any notices, requests, consents, or other communications required or permitted under this Agreement shall be in writing and may be delivered in person to the other party, or sent by United States mail or commercial courier service.  The addresses set forth below shall be deemed sufficient for purposes of providing notice under this Agreement:

To Executive:	Samuel S. Lee
c/o Prospect Medical Holdings, Inc.
10780 Santa Monica Boulevard, Suite 400
Los Angeles, CA 90025

To Employer:	Prospect Medical Holdings, Inc.
10780 Santa Monica Boulevard, Suite 400
Los Angeles, CA 90025
Attn: General Counsel

Each party may change his or its address through written notice in compliance with this Section.  Written notice provided by methods other than those specified herein shall be effective if actually received, in timely fashion, by the other party.

d.             This Agreement, together with that certain Indemnification Agreement, dated August 8, 2007, between Company and Executive, is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.

e.             The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.  Nothing in this Agreement shall be deemed to be a limitation on the remedies of any of the parties with respect to the non-compete provisions, or any other provisions, of the Reorganization Agreement.

f.              This Agreement may not be modified except by a written instrument signed by all parties hereto.

g.             All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

h.             This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith.  Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

i.              It is intended that this Agreement be drafted and administered in compliance with Code Section 409A, including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (“IRS Guidance”) issued pursuant to Code Section 409A so as not to subject the Executive to payment of interest or any additional tax under Code Section 409A.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Code Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any IRS Guidance issued under Code Section 409A would result in Executive being subject to the payment of interest or any additional tax under Code Section 409A, the parties agree to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by Employer and Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Executive Employment Agreement as of the date first above written.

EXECUTIVE

Samuel S. Lee

COMPANY

Prospect Medical Holdings, Inc.

By:
Name:
Title:

[Signature Page of Amended and Restated Executive Employment Agreement]